Exhibit 99.1

Contact:
Media:
Sarah Spitz
832-444-7151
sspitz@sunpower.com

Investors:
Mike Weinstein
510-260-8585
Mike.Weinstein@sunpowercorp.com

SunPower Announces Chief Financial Officer

RICHMOND, Calif., May 15, 2023— SunPower Corp. (NASDAQ: SPWR), a leading solar technology and energy services company, today announced that Elizabeth “Beth” Eby has been appointed as its Chief Financial Officer (CFO), effective May 30, 2023. Eby is a seasoned executive who brings more than 30 years of experience in financial strategy, execution and governance at Fortune 50 and publicly traded technology companies. As CFO, Eby will play a critical role in developing and implementing the company’s strategic growth plan and in leading SunPower’s finance organization and activities.

“Beth brings deep experience in financial operations backed by a strong track record of driving profitability and delivering value creation at best-in-class organizations,” said Peter Faricy, CEO. “I am confident that her leadership will be an asset as we continue to scale our business and increase SunPower’s market share during this period of high growth for the solar industry.”

Eby most recently served as CFO of NeoPhotonics Corporation, a worldwide leader in high-speed digital optics. Prior to that, she grew her career at Intel Corporation, where she held several senior roles during her more than 25-year tenure, including Vice President of Finance and Group CFO for the Internet of Things business. She holds a Bachelor of Science degree in Mathematics from the University of Michigan and a Master of Science in Industrial Administration (MBA) from Carnegie Mellon University.

“I am excited to join SunPower and to help the company succeed in the mission to change the way our world is powered," said Eby. "I look forward to working with the team to capitalize on the tremendous growth opportunities ahead and drive shareholder value."

About SunPower

SunPower is a leading solar and energy services provider in North America. SunPower offers solar + storage solutions designed and warranted by one company that give customers control over electricity consumption and resiliency during power outages while providing cost savings. For more information, visit www.sunpower.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our expectations for our business. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory changes and the availability of economic incentives promoting use of solar energy and fluctuations or declines in the performance of our solar panels and other products and solutions. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our most recent reports on Form 10-K and Form 10-Q, particularly under the heading "Risk Factors." Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at investors.sunpower.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

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